UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Raymond V. Gilmartin	Merck & Co., Inc.
Chairman, President & Chief Executive Officer	One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

March 20, 2003

Dear Stockholders:

It is my pleasure to invite you to Merck’s 2003 Annual Meeting of Stockholders. We will hold the meeting on Tuesday, April 22, 2003, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Merck in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive; sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

April 22, 2003

To the Stockholders:

The stockholders of Merck & Co., Inc. will hold their Annual Meeting on Tuesday, April 22, 2003, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. The purposes of the meeting are to:

•	elect five directors for terms ending in 2006;

•	consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2003;

•	consider and act upon a proposal to adopt the 2003 Incentive Stock Plan;

•	consider and act upon a stockholder proposal concerning annual election of directors;

•	consider and act upon a stockholder proposal concerning director nominees;

•	consider and act upon a stockholder proposal concerning extension of prescription drug patents;

•	consider and act upon a stockholder proposal concerning ethical and social performance of the Company; and

•	transact such other business as may properly come before the meeting.

Only stockholders listed on the Company’s records at the close of business on March 7, 2003 are entitled to vote.

By order of the Board of Directors,

CELIA A. COLBERT

Vice President, Secretary and

Assistant General Counsel

March 20, 2003

[This Page Intentionally Left Blank]

Merck & Co., Inc.

P. O. Box 100

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

March 20, 2003

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you are a stockholder at the close of business on March 7, 2003, the record date, and are entitled to vote at the meeting.

This proxy statement and 2002 annual report, along with either a proxy card or a voting instruction card, are being mailed to stockholders beginning March 20, 2003. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Merck’s transfer agent, Wells Fargo Bank Minnesota, N.A., you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Merck.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	What is “householding” and how does it affect me?

A:	Merck has adopted the process called “householding” for mailing the annual report and proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. Merck will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing to Merck Stockholder Services, P.O. Box 100, Whitehouse Station, NJ 08889-0100 or by calling our toll-free number 1-800-613-2104. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting Merck in the same manner.

If you are a beneficial owner, you may request additional copies of the proxy statement and annual report or you may request householding by notifying your broker, bank or nominee.

Q.	Can I access the proxy statement and annual report on the Internet instead of receiving paper copies?

A:	This proxy statement and the 2002 annual report are located on Merck’s web site. Most stockholders can access future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy statements and annual reports on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the proxy statement and annual report.

Q:	What am I voting on?

A:	• Election of five directors: Mr. Lawrence A. Bossidy, Dr. Johnnetta B. Cole, Mr. William B. Harrison, Jr., Dr. William N. Kelley and Dr. Heidi G. Miller;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2003; and

•	Adoption of the 2003 Incentive Stock Plan.

The Board recommends a vote FOR each of the nominees to the Board of Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2003 and adoption of the 2003 Incentive Stock Plan.

You will also vote on the following stockholder proposals:

•	a proposal concerning annual election of directors;

•	a proposal concerning director nominees;

•	a proposal concerning extension of prescription drug patents; and

•	a proposal concerning ethical and social performance of the Company.

The Board recommends a vote AGAINST the stockholder proposals.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:	In the election of directors, the five persons receiving the highest number of affirmative votes will be elected. The ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants, adoption of the 2003 Incentive Stock Plan and approval of the stockholder proposals each require the affirmative vote of a majority of the votes cast. If you are present or represented by proxy at the Annual Meeting and you abstain, your abstention, as well as broker non-votes, are not counted as votes cast on any matter to which they relate.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. Because you may cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected.

Q:	How do I cumulate my votes in the election of directors?

A:	In connection with the cumulative voting feature for the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected. You may cast all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, when five directors are to be elected, a holder of 100 shares may cast 500 votes for a single nominee, apportion 100 votes to each of five nominees or apportion 500 votes in any other manner by so noting in the space provided on the proxy card. Beneficial owners should contact their broker, bank or nominee to cumulate votes for directors. The cumulative voting feature for the election of directors is also available by voting in person at the Annual Meeting; it is not available by telephone or the Internet.

You may withhold votes from any or all nominees. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2003 and adoption of the 2003 Incentive Stock Plan and AGAINST the stockholder proposals on your behalf.

•	By telephone or the Internet. The telephone and Internet voting procedures established by Merck for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•	In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Q:	What shares are included on the proxy card?

A:	The shares on your proxy card represent shares registered in your name as well as shares in the Merck Stock Investment Plan.

However, the proxy card does not include shares held for participants in the Merck & Co., Inc. Employee Savings and Security Plan, Merck & Co., Inc. Employee Stock Purchase and Savings Plan, Hubbard ISA LLC Employee Savings Plan, Medco Health Solutions, Inc. 401(k) Savings Plan, Merck Puerto Rico Employee Savings and Security Plan, Merck Frosst Canada Inc. Stock Purchase Plan (“Merck Frosst Plan”), MSD Employee Share Ownership Plan and Merial 401(k) Savings Plan (“Merial Plan”). Instead, these participants will receive from plan trustees separate voting instruction cards covering these shares. If voting instructions are not received from participants in the Merck Frosst Plan, the plan trustee will vote the shares in accordance with the recommendations of the Board of Directors. If voting instructions are not received from participants in the Merial Plan, the plan trustee will vote the shares in the same proportion as it votes shares for which voting instructions are received. Trustees for the other plans will not vote shares for which no voting instructions are received from plan participants.

Q:	What constitutes a quorum?

A:	As of the record date, 2,244,349,140 shares of Merck Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you and one guest. If you are a beneficial owner, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 or by faxing your request to 908-735-1224. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.

Q:	Are there any stockholders who own more than 5 percent of the Company’s shares?

A:	According to a filing made with the Securities and Exchange Commission on February 13, 2003, Fidelity, through its funds, subsidiaries and institutional accounts, owns approximately 5.4 percent of the Company’s outstanding Common Stock. See “Security Ownership of Certain Beneficial Owners and Management” on page 15 for more information.

Q:	When are the stockholder proposals due for the 2004 Annual Meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing by November 21, 2003 to Celia A. Colbert, Vice President, Secretary and Assistant General Counsel, WS 3A-65, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100.

If you notify us after February 4, 2004 of an intent to present a proposal at the Company’s 2004 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	How much did this proxy solicitation cost?

A:	Georgeson Shareholder Communications, Inc. has been hired by the Company to assist in the distribution of proxy materials and solicitation of votes for $22,000, plus reasonable out-of-pocket expenses. Employees, officers and directors of the Company may also solicit proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock.

Q:	What is the Company’s Web address?

A:	The Merck home page is www.merck.com. You may also go directly to www.merck.com/about/corporategovernance for the following information:

•	Policies of the Board—a statement of Merck’s corporate governance principles; and

•	Merck Board Committee Charters—Audit Committee, Committee on Corporate Governance, and Compensation and Benefits Committee.

1.     ELECTION OF DIRECTORS

Five directors are to be elected by stockholders at the Annual Meeting for three-year terms expiring in 2006. The Board’s nominees are Mr. Lawrence A. Bossidy, Dr. Johnnetta B. Cole, Mr. William B. Harrison, Jr., Dr. William N. Kelley and Dr. Heidi G. Miller. All candidates have previously been elected by stockholders. Mr. Niall FitzGerald and Dr. Edward M. Scolnick resigned from the Board effective October 18, 2002 and December 31, 2002, respectively. After the election of five directors at the Annual Meeting, the Company will have eleven directors, including the six continuing directors whose present terms extend beyond the meeting. Information on the nominees and continuing directors follows.

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Nominees

For terms expiring in 2006

Retired; Chairman (July 2001 to June 2002), Chief Executive Officer (July 2001 to February 2002) (also Chairman and Chief Executive Officer from December 1999 to April 2000), Honeywell International Inc.; Chairman and Chief Executive Officer, AlliedSignal, Inc. (1991 to 1999)

Director, J.P. Morgan Chase & Co. and Berkshire Hills Bancorp, Inc.; Member, The Business Council and The Business Roundtable

Lawrence A. Bossidy Age—68 1992

President, Bennett College since July 2002; Presidential Distinguished Professor, Emory University (September 1998 through August 2001); President, Spelman College (1987 to June 1997)

Director, Coca-Cola Enterprises; Fellow, American Academy of Arts and Sciences and American Anthropological Association; Member, Council on Foreign Relations and National Council of Negro Women; Trustee, The Carter Center

Johnnetta B. Cole, Ph.D. Age—66 1994

Chairman and Chief Executive Officer (since December 2001), President and Chief Executive Officer (January to December 2001), J.P. Morgan Chase & Co. (financial services); Chairman and Chief Executive Officer (January through December 2000), President and Chief Executive Officer (June through December 1999), Vice Chairman (1991 to December 1999), The Chase Manhattan Corporation

Director, New York Stock Exchange, Inc.; Member, The Business Council, The Business Roundtable, The Financial Services Forum and The Financial Services Roundtable

William B. Harrison, Jr. Age—59 1999

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine since February 2000; Chief Executive Officer, University of Pennsylvania Health System, Dean of the School of Medicine and Executive Vice President, University of Pennsylvania (1989 to February 2000)

Director, Beckman Coulter, Inc. and GenVec, Inc.; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians; Member, American Philosophical Society and Institute of Medicine of the National Academy of Sciences; Trustee, Emory University

William N. Kelley, M.D. Age—63 1992

Executive Vice President (since March 2002) and Chief Financial Officer (since May 2002), Bank One Corporation; Vice Chairman, Marsh Inc. (January 2001 to March 2002); Senior Executive Vice President, Chief Financial Officer and Director, Priceline.com (February to November 2000); Chief Financial Officer, Citigroup (1998 to 2000)

Director, General Mills, Inc.; Trustee, Princeton University and NYU Medical School

Heidi G. Miller, Ph.D. Age—49 2000

Directors Whose Terms Expire in 2004

President, The Andrew W. Mellon Foundation (philanthropic foundation) for more than five years

Director, American Express Company; Member, Board of Overseers, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund

William G. Bowen, Ph.D. Age—69 1986

President, SBC Communications, Inc. (diversified telecommunications) since December 2001; Vice Chairman, Evercore Capital Partners L.P. (January to November 2001); Chairman, Vice President Albert Gore’s 2000 presidential election campaign (June to December 2000); Secretary of Commerce (January 1997 to June 2000)

Director, Joffrey Ballet; Trustee, Loyola University

William M. Daley Age—54 2002

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Elkins Professor (since 1984) and Chairman (since 1996), Department of Molecular Biology, Princeton University; Investigator, Howard Hughes Medical Institute (1989 to 1999)

Director, Cell Genesys, Inc.; Fellow, American Academy of Arts and Sciences; Member, American Academy of Microbiology and National Academy of Sciences and its Institute of Medicine

Thomas E. Shenk, Ph.D. Age—56 2001

Directors Whose Terms Expire in 2005

Chairman of the Board, President and Chief Executive Officer of the Company for more than five years

Director, General Mills, Inc., Microsoft Corporation and Public Service Enterprise Group; President, International Federation of Pharmaceutical Manufacturers Associations; Executive Committee, Council on Competitiveness and Pharmaceutical Research and Manufacturers of America; Member, The Business Council and The Business Roundtable

Raymond V. Gilmartin Age—62 1994

Chairman (since June 2000) and Chief Executive Officer (since September 1999), Fiduciary Trust Company International (global asset management services); Vice Chairman, Franklin Resources, Inc. (since January 2001); President, Fiduciary Trust Company International (1994 to 2000)

Director, Fortune Brands, Inc.; Trustee, American Ballet Theatre Foundation, The Andrew W. Mellon Foundation, The Conference Board, Cultural Institutions Retirement Systems, Howard Hughes Medical Institute, The Mayo Foundation, Teagle Foundation and Vassar College

Anne M. Tatlock Age—63 2000

Samuel O. Thier, M.D. Age—65 1994

Professor of Medicine and Professor of Health Care Policy, Harvard Medical School since January 2003; President (April 1997 through December 2002) and Chief Executive Officer (July 1996 through December 2002), Partners HealthCare System, Inc.

Director, Charles River Laboratories, Inc. and Federal Reserve Bank of Boston; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians; Member, Institute of Medicine of the National Academy of Sciences; Trustee, Boston Museum of Science, Cornell University, The Commonwealth Fund and WGBH Public Television

Board Committees

The Board of Directors has six standing committees: Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, and Committee on Public Policy and Social Responsibility. Members of the individual committees are named below:

Audit	Committee on Corporate Governance	Compensation and Benefits	Executive	Finance	Committee on Public Policy and Social Responsibility
L. A. Bossidy	L. A. Bossidy	L. A. Bossidy(*)	L. A. Bossidy	J. B. Cole	W. G. Bowen
H. G. Miller (*)	W. G. Bowen (*)	W. G. Bowen	W. G. Bowen	H. G. Miller	J. B. Cole
T. E. Shenk	W. N. Kelley	J. B. Cole	R. V. Gilmartin (*)	A. M. Tatlock (*)	W. M. Daley
S. O. Thier	A. M. Tatlock	W. N. Kelley	S. O. Thier		T. E. Shenk
	S. O. Thier				S. O. Thier (*)

(*)	Chairperson

The Audit Committee, which is comprised of independent directors, is governed by a Board approved charter that contains, among other things, the Committee’s membership requirements and responsibilities. The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent public accountants on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent public accountants. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent public accountants and evaluates the independent public accountants’ qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent public accountants and reviews all non-attest services to ensure they are permitted under current law. The Committee also monitors compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and reports on these items to the Board. The Audit Committee will establish policies and procedures for the pre-approval of services provided by the independent public accountants. Further, the Audit Committee will establish procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s Report is included on page 28 of this proxy statement. The Audit Committee Charter is set forth in Appendix A to this proxy statement and is available on the Company’s website.

Financial Expert on Audit Committee:    The Board has determined that Dr. Miller, who currently is the Executive Vice President and Chief Financial Officer of Bank One Corporation, and who previously was the chief financial officer for three different public companies, is the audit committee financial expert. The Board made a qualitative assessment of Dr. Miller’s level of knowledge and experience based on a number of factors, including her formal education and experience as chief financial officer for reporting companies.

The Committee on Corporate Governance, formerly the Committee on Directors, which is comprised of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors, and evaluates prospective nominees identified by the Committee on its own initiative or referred to it by other Board members, management, stockholders or external sources. A stockholder may recommend a person as a nominee for director by writing to the Secretary of the Company. Recommendations must be received by January 23, 2004 and must comply with the procedures set forth in the

Company’s By-Laws in order to be considered at the 2004 Annual Meeting. The Committee on Corporate Governance Charter is available on the Company’s website.

The Compensation and Benefits Committee, which is comprised of independent directors, consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. It makes recommendations to the Board of Directors on compensation generally, executive officer salaries, bonus awards and stock option grants, special awards and supplemental compensation. The Committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where Board approval is required. It also administers the Company’s Executive Incentive Plan, Base Salary Deferral Plan, Deferral Program and Incentive Stock Plan and appoints and monitors the Management Pension Investment Committee. The Compensation and Benefits Committee Charter is available on the Company’s website.

The Executive Committee acts for the Board of Directors when formal Board action is required between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board.

The Finance Committee, which is comprised of independent directors, considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, asset and portfolio management and financial transactions, as necessary.

The Committee on Public Policy and Social Responsibility, which is comprised of independent directors, advises the Board of Directors and management on Company policies and practices that pertain to the Company’s responsibilities as a global corporate citizen, its obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and its commitment to high standards of ethics and integrity. It reviews social, political and economic trends that affect the Company’s business; reviews the positions and strategies that the Company pursues to influence public policy; monitors and evaluates the Company’s corporate citizenship programs and activities; and reviews legislative, regulatory, privacy and other matters that could impact the Company’s stockholders, customers, employees and communities in which it operates.

Board and Board Committee Meetings

In 2002, the Board of Directors met nine times. Board committees met as follows during 2002: Committee on Corporate Governance, nine times; Audit Committee, seven times; Compensation and Benefits Committee, three times; Committee on Public Policy and Social Responsibility, twice; and Finance Committee, once. No meetings of the Executive Committee were held in 2002. All incumbent directors attended at least 75 percent of the meetings of the Board and of the committees on which they served.

Non-management directors will meet without management in three or more executive sessions to be scheduled in 2003. The Chairpersons of the Audit Committee, the Committee on Corporate Governance, and the Compensation and Benefits Committee will each preside over at least one executive session.

Compensation Committee Interlocks and Insider Participation

Lawrence A. Bossidy, William G. Bowen, Johnnetta B. Cole and William N. Kelley served on the Compensation and Benefits Committee during 2002. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 2002.

Independence of Directors

The Board of Directors has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits—or has the potential to impair or inhibit—a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, for example, the sales or charitable contributions between Merck and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether a director is a former employee of the Company. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including those set forth in pertinent listing standards of the New York Stock Exchange as in effect from time to time. The Committee on Corporate Governance reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

Consistent with these considerations, the Board affirmatively has determined that all directors are independent directors except Mr. Gilmartin, who is a Company employee.

Relationships with Outside Firms

William B. Harrison, Jr. is a director of the Company and in 2002 was the Chairman and Chief Executive Officer of J.P. Morgan Chase & Co., which provided financial advisory, commercial and investment banking services to the Company during 2002.

Anne M. Tatlock is a director of the Company and in 2002 was the investment manager for certain customer accounts at Fiduciary Trust Company International. Those accounts may, at times, hold shares of Merck Common Stock. However, Ms. Tatlock has divested all voting and/or investment power over any shares of Merck Common Stock held in those accounts and she disclaims beneficial ownership of any such shares.

Board’s Role in Strategic Planning

The Board of Directors has the legal responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s six standing committees (Audit, Committee on Corporate Governance, Compensation and Benefits, Executive, Finance, and Committee on Public Policy and Social Responsibility), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in the summer, senior management sets aside a specific period to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Strategic areas of importance include basic research and clinical development, global marketing and sales, manufacturing strategy, capability and capacity, and the public and political environments that affect the Company’s business and operations. Specific operating priorities are developed to effectuate the Company’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the conclusions reached at its summer meeting with the Board at an extended meeting that usually occurs in the fall. This meeting is focused on corporate strategy and involves both management presentations and input from the Board regarding the assumptions, priorities and strategies that will form the basis for management’s operating plans and strategies.

At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations. For example, the Board typically reviews the Company’s overall annual performance at its November meeting and considers the following year’s operating budget and capital plan in December. The Board at its February meeting usually finalizes specific criteria against which the Company’s performance will be evaluated for that year. In addition, Board meetings held throughout the year target specific strategies (for example, basic research) and critical areas (for example, U.S. healthcare public policy issues) for extended, focused Board input and discussion.

The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Compensation of Directors

Each director who is not a Company employee is compensated for services as a director by an annual retainer of $45,000 and a meeting fee of $1,200 for each Board and Committee meeting attended. In addition, Chairpersons of the Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, and Committee on Public Policy and Social Responsibility are compensated for such services by an annual retainer of $5,000. A director who is a Company employee does not receive any compensation for service as a director. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in The Merck Company Foundation Matching Gift Program. The maximum gift total for a participant in the Program is $10,000 in any calendar year.

Under the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Plan for Deferred Payment of Directors’ Compensation”), each director may elect to defer all or a portion of cash compensation from retainers and meeting fees. Any amount so deferred is, at the director’s election, valued as if invested in any of 22 investment measures, including the Company’s Common Stock, and is payable in cash in installments or as a lump sum on or after termination of service as a director. In addition to the compensation described above, on the first Friday following the Annual Meeting of Stockholders, each director receives a credit to his/her Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation of an amount equal to the value of one-third of the annual cash retainer.

In 1996, the Retirement Plan for the Directors of Merck & Co., Inc. (the “Directors’ Retirement Plan”) (which excludes current or former employees of the Company) was discontinued for directors who join the Board after December 31, 1995. Directors at the time of the change elected to either continue to accrue benefits under the Directors’ Retirement Plan or, in lieu of accruing benefits under the Directors’ Retirement Plan, receive additional compensation to be deferred in accordance with the terms of the Plan for Deferred Payment of Directors’ Compensation. Eligible directors who elected not to accrue additional retirement benefits under the Directors’ Retirement Plan will receive at retirement a pension benefit based on the amount of service accrued as of March 31, 1997. No current director is accruing a benefit under the Directors’ Retirement Plan.

Under the Non-Employee Directors Stock Option Plan adopted by stockholders in 2001 (the “2001 Non-Employee Directors Stock Option Plan”), on the first Friday following the Company’s Annual Meeting of Stockholders, non-employee directors each receive an option to purchase 5,000 shares of Merck Common Stock. The options issued since April 2002 become exercisable in equal installments on the first, second and third anniversaries of the grant date. Options issued prior to April 2002 become exercisable five years from the grant date and all options expire ten years from the grant date. The exercise price of the options is the average of the high and low prices of the Company’s Common Stock on the grant date as quoted on the New York Stock Exchange. The exercise price is payable in cash at the time the stock options are exercised. In addition, the 2001

Non-Employee Directors Stock Option Plan and the prior plans, the 1996 Non-Employee Directors Stock Option Plan and the Non-Employee Directors Stock Option Plan, allow directors under certain circumstances to transfer stock options to members of their immediate family, family partnerships and family trusts.

Stock ownership guidelines for directors are set forth in the Policies of the Board, which are available on the Company’s website. A target ownership level of 5,000 shares is to be achieved by each director within five years of joining the Board or as soon thereafter as practical. Shares held in the Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation are included in the target goal.

Security Ownership of Certain Beneficial Owners and Management

The table below reflects the number of shares beneficially owned by (a) each director and nominee for director of the Company; (b) each executive officer of the Company named in the Summary Compensation Table; (c) all directors, nominees and executive officers as a group; and (d) each person or group owning more than 5 percent of the outstanding shares of Merck Common Stock. Unless otherwise noted, the information is stated as of December 31, 2002 and the beneficial owners exercise sole voting and/or investment power over their shares.

	Company Common Stock
Name of Beneficial Owner	Shares Owned (a)		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Percent of Class
Raymond V. Gilmartin	268,996	(b)(c)	2,526,666	*
Lawrence A. Bossidy	38,330		10,000	*
William G. Bowen	38,831	(b)(c)	—	*
Johnnetta B. Cole	7,354		4,400	*
William M. Daley	1,314	(c)	—	*
William B. Harrison, Jr.	5,032		—	*
William N. Kelley	21,016		10,000	*
Heidi G. Miller	4,879	(b)(c)	—	*
Thomas E. Shenk	3,016		—	*
Anne M. Tatlock	4,784	(c)	—	*
Samuel O. Thier	5,215		—	*
David W. Anstice	125,466	(b)	703,333	*
Judy C. Lewent	204,974		755,600	*
Edward M. Scolnick	250,455	(b)	666,666	*
Per Wold-Olsen	106,849		606,933	*

All Directors, Nominees and Executive Officers as a Group	1,202,591	(b)	7,286,552	*

FMR Corp.(d)	121,513,312		—	5.411%

(a)	Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan for the accounts of individuals as follows: Mr. Gilmartin—5,521 shares, Mr. Anstice—4,249 shares, Ms. Lewent—5,658 shares, Dr. Scolnick—3,875 shares, Mr. Wold-Olsen—6,153 shares, and all directors and executive officers as a group—59,464 shares. Also includes shares of phantom Common Stock held in the Plan for Deferred Payment of Directors’ Compensation or in the Merck & Co., Inc. Deferral Program as follows: Mr. Gilmartin—85,966 shares, Mr. Bossidy—8,330 shares, Dr. Bowen—6,266 shares, Dr. Cole—6,894 shares, Mr. Daley—1,125 shares, Mr. Harrison—3,632 shares, Dr. Kelley—19,316 shares, Dr. Miller—2,279 shares, Dr. Shenk—2,016 shares, Ms. Tatlock—3,841 shares, Dr. Thier—5,195 shares, Mr. Anstice—6,240 shares, Ms. Lewent—8,404 shares, and all directors and executive officers as a group—178,796 shares.

(b)	Excludes shares of Common Stock held by family members in which beneficial ownership is disclaimed by the individuals as follows: Mr. Gilmartin—23,200 shares, Dr. Miller—5,000 shares, Mr. Anstice—539 shares, Dr. Scolnick—28,000 shares, and all directors and executive officers as a group—82,054 shares. Excludes 1,800 shares held by a trust of which Dr. Bowen is a trustee and in which he disclaims beneficial ownership. Excludes 23,335 shares beneficially held by a family limited partnership in a trust for the benefit of Mr. Gilmartin’s family; Mr. Gilmartin disclaims beneficial ownership in the trust of which his spouse is a trustee.

(c)	Includes shares of Common Stock in which the beneficial owners share voting and/or investment power as follows: 132,235 shares held by Mr. Gilmartin in a family limited partnership, 5,600 shares held by Dr. Bowen’s spouse, 189 shares held in a trust for Mr. Daley’s spouse, 600 shares held in custodial accounts for Dr. Miller’s minor children, and 543 shares held by Ms. Tatlock’s spouse.

(d)	All information regarding FMR Corp. (“Fidelity”) and its affiliates is based on information disclosed in a Schedule 13G (the “Fidelity Filing”) filed with the Securities and Exchange Commission on February 13, 2003 by Fidelity, Edward C. Johnson 3rd and Abigail P. Johnson, whose business address is 82 Devonshire Street, Boston, MA 02109. According to the Fidelity Filing, through their ownership of voting common stock and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to Fidelity.

According to the Fidelity Filing, of the 121,513,312 shares of Merck Common Stock owned by Fidelity, Fidelity has the sole power to vote or direct the vote with respect to 11,045,231 shares and does not share voting power with respect to any other shares. According to the Fidelity Filing, neither Fidelity nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares. No one person’s interest in the shares of Merck Common Stock is more than 5 percent of the total outstanding shares.

*	Less than 1 percent of the Company’s outstanding shares of Common Stock.

Compensation and Benefits Committee

Report on Executive Compensation

The Compensation and Benefits Committee of the Board (the “Committee”) approves compensation objectives and policies for all employees and sets compensation for the Company’s executive officers, including the individuals named in the Summary Compensation Table.

The Committee is comprised entirely of independent directors.

Objectives and Policies

The Committee seeks to ensure that:

•	rewards are closely linked to Company-wide, division, area, team and individual performance;

•	the interests of the Company’s employees are aligned with those of its stockholders through potential stock ownership; and

•	compensation and benefits are set at levels that enable the Company to attract and retain the high-quality employees it needs.

The Committee applies these objectives and policies through the broad and deep availability of both performance-based cash incentives and stock option grants.

Further, consistent with the long-term focus inherent within the Company’s R&D-based pharmaceutical business, it is the policy of the Committee to make a high proportion of executive officer compensation dependent on long-term performance and on enhancing stockholder value.

The Company employs a formal system for developing measures of executive officer performance and for evaluating performance.

Provided that other compensation objectives are met, it is the Committee’s intention that executive officer compensation be deductible for federal income tax purposes.

Total Compensation

Total compensation for executive officers comprises both short-term and longer-term elements. The short-term elements are base salary and bonus awards under the stockholder-approved Executive Incentive Plan (“EIP”). The longer-term element is stock option grants under the stockholder-approved Incentive Stock Plan (“ISP”).

Comparisons of total compensation (including the above-stated elements) are made within the healthcare industry by reference to U.S.-headquartered companies. In 2002, other leading healthcare companies included Abbott Laboratories, Bristol-Myers Squibb, Johnson & Johnson, Eli Lilly, Pfizer, Pharmacia, Schering-Plough and Wyeth. Companies headquartered outside the United States are generally excluded from this comparison since executive officers of such companies typically reside in the country where their company is based and compensation practices differ. The Committee also considers broader industry information that it judges to be appropriate.

Base Salary

Executive officer base salaries are based on level of position within the Company and individual contribution, with reference to base salary levels of U.S.-based executives at other leading healthcare companies.

Bonus Awards

The Committee aims to provide performance-based cash incentive opportunities broadly and deeply throughout the organization.

Executive officer bonus targets are based on level of position within the Company and individual contribution, with reference to levels of bonus and total cash compensation (base salary plus bonus) of U.S.-based executives at other leading healthcare companies.

Individual bonus awards are determined with reference to Company-wide, division, area, team and individual performance for the previous fiscal year, based on a wide range of measures that permit comparisons with competitors’ performance and internal targets set before the start of each fiscal year. Performance measures for 2002 covered operational, strategic and human resources areas. Approximately 70 percent of the objectives were based on quantitative measures of performance. The operational measures were earnings per share growth and sales growth compared to other leading healthcare companies (AstraZeneca, Bristol-Myers Squibb, GlaxoSmithKline, Johnson & Johnson, Eli Lilly, Novartis, Pfizer, Pharmacia, Roche Holding, Schering-Plough and Wyeth) and the change in the Company’s return on operating assets versus the prior year. The Company used the same high standards for earnings per share growth, sales growth and return on operating assets that have been applied in prior years, notwithstanding that 2002 would be a “transition year” (as communicated to stockholders in December 2001), with financial results significantly impacted by patent expirations. The strategic measures refer primarily to the Company’s communicated goal of being a top-tier growth company by continuing a strong commitment to research and preserving profitability through continuing productivity improvements in manufacturing. The human resources measures refer to teamwork and respect for the individual. These were assessed through a review of Company achievements in (a) building organizational capability with respect to performance management, succession planning and employee development, and leadership development, and (b) fostering a productive and diverse work environment through diversity initiatives, ethics and stewardship training, and implementation of action plans addressing results of a recent worldwide employee opinion survey. The Company met its performance objectives in 2002 with respect to strategic and human resources measures; however, the operating performance was below long-term growth objectives. In addition to Company-wide measures of performance, the Committee considered those performance factors particular to each executive officer (i.e., the performance of the division or area for which such officer had management responsibility and individual managerial accomplishments).

The Committee judged that executive officer bonus awards for 2002 were consistent with the level of accomplishment and appropriately reflected Company performance, including earnings per share growth, sales growth, return on operating assets and progress in research, manufacturing productivity and the management of human resources. The Committee relied heavily, but not exclusively, on these measures. It exercised judgment and discretion in light of these measures and in view of the Company’s compensation objectives and policies described above to determine overall bonus funds and individual bonus awards.

Stock Options

Within the total number of shares authorized by stockholders, the Committee aims to provide stock option grants broadly and deeply throughout the organization.

Executive officer stock option grants are based on level of position within the Company and potential for individual contribution, with reference to levels of stock options and total direct compensation (total cash compensation plus stock options) of U.S.-based executives at other leading healthcare companies. The Committee also considers stock option grants previously made. As with the determination of base salaries and bonus awards, the Committee exercises judgment and discretion in view of the above criteria and its general policies. The exercise price of stock option grants is set at fair market value on grant date. Subject to the terms applicable to such grants, the stock options granted to executive officers in 2002 become exercisable in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. Stock options previously granted to, and currently held by, executive officers could be first exercised five years from the grant date. The Company’s long-term performance ultimately determines the value of stock options, since gains from stock option exercises are entirely dependent on the long-term growth of the Company’s stock price.

The Committee expects the Chief Executive Officer and other executive officers named in the Summary Compensation Table to hold Merck Common Stock in an amount representing a multiple of base salary. For the Chief Executive Officer, the multiple is ten; for the other executive officers, the multiple is five. The Committee further expects that, until such multiples are reached, the Chief Executive Officer and the other executive officers hold a proportion of shares that may be purchased from the net gain on stock option exercise, after deducting exercise price, taxes and transaction costs. For the Chief Executive Officer, the proportion is 70 percent; for the other executive officers, the proportion is 60 percent.

Compensation of the Chief Executive Officer

Mr. Gilmartin’s compensation in 2002, including base salary, bonus award and stock option grant, was determined within the same framework established for all executive officers of the Company.

Effective March 1, 2002, Mr. Gilmartin’s base salary was increased to $1,500,000 from $1,400,004.

Mr. Gilmartin’s bonus award was $1,500,000 for 2002, the same amount as for 2001. The award was determined in light of the Company performance measures of earnings per share growth, sales growth, return on operating assets and continuing progress in research, manufacturing productivity and the management of human resources. As stated previously, the Company met its performance objectives in 2002 with respect to strategic and human resources measures; however, the operating performance was below long-term growth objectives.

On March 1, 2002, Mr. Gilmartin was granted a stock option to purchase 500,000 shares of Merck Common Stock at the exercise price of $62.15. The exercise price of the stock option was set at fair market value on the grant date. Subject to the terms applicable to his grant, the stock option becomes exercisable in equal installments on the first, second and third anniversaries of the grant date and expires ten years from the grant date. Stock options previously granted to, and currently held by, Mr. Gilmartin could be first exercised five years from the grant date.

The Committee exercised its judgment and discretion in determining the level of each element of compensation, individually and in aggregate, for Mr. Gilmartin in 2002.

Compensation Analyses and Reviews

The Company periodically retains an outside compensation consultant to compare base salary and incentive compensation programs for the Company’s executive officers with those of other leading healthcare companies and leading industrial companies to ensure that they are appropriate to the Company’s objectives. The Committee exercises judgment and discretion in the information it reviews and the analyses it considers. In addition, the Committee itself has retained an outside compensation consultant to independently advise the Committee, as requested, on compensation objectives and policies for all employees and the setting of executive officer compensation.

Compensation and Benefits Committee

Lawrence A. Bossidy

Chairperson

William G. Bowen	Johnnetta B. Cole
William N. Kelley

Summary Compensation Table

The following table summarizes compensation earned in 2002, 2001 and 2000 by the Chief Executive Officer and the four other most highly paid individuals who were executive officers at the end of 2002.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs(a) (#)	LTIP Payouts ($)	All Other Compensation ($)
Raymond V. Gilmartin	2002	$1,483,334	$1,500,000	—	—	500,000	$—	$9,000	(b)
Chairman of the Board,	2001	1,383,338	1,500,000	—	—	500,000	—	7,650	(b)
President and Chief	2000	1,283,340	1,700,000	—	—	400,000	—	7,650	(b)
Executive Officer							—

Edward M. Scolnick*	2002	854,170	800,000	—	—	200,000	—	4,500	(b)
Executive Vice-President,	2001	820,000	825,000	—	—	200,000	—	3,825	(b)
Science and Technology	2000	790,000	860,000	—	—	200,000	—	3,825	(b)
and President, Merck Research Laboratories

Judy C. Lewent*	2002	607,500	585,000	—	—	150,000	—	9,000	(b)
Executive Vice President	2001	563,334	600,000	—	—	150,000	—	7,650	(b)
and Chief Financial Officer	2000	525,838	600,000	—	—	130,000	—	7,650	(b)

David W. Anstice*	2002	586,670	520,000	—	—	130,000	—	9,000	(b)
President, The Americas	2001	563,334	500,000	—	—	150,000	—	7,650	(b)
and U.S. Human Health	2000	526,670	600,000	—	—	130,000	—	7,650	(b)

Per Wold-Olsen	2002	554,170	540,000	—	—	130,000	—	9,000	(b)
President, Human Health–	2001	520,834	540,000	—	—	130,000	—	7,650	(b)
Europe, Middle East &	2000	495,838	515,000	—	—	130,000	—	7,650	(b)
Africa

(a)	No stock appreciation rights were granted to the executive officers named in the Summary Compensation Table.

(b)	Company contribution to the Merck & Co., Inc. Employee Savings and Security Plan.

*	As of January 1, 2003, Dr. Scolnick’s title is President Emeritus, Merck Research Laboratories; Ms. Lewent’s title is Executive Vice President, Chief Financial Officer and President, Human Health Asia; and Mr. Anstice’s title is President, Human Health.

The following table provides information on stock options granted in 2002 to each of the Company’s executive officers named in the Summary Compensation Table and stock options granted to all employees as a group. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms for the executive officers named in the Summary Compensation Table and for all employees as a group (assuming their options had ten-year terms) at assumed compound rates of stock appreciation of 5 percent and 10 percent. The actual future value of the options will depend on the market value of the Company’s Common Stock. All option exercise prices are based on fair market value on the date of grant.

Option/SAR Grants In Last Fiscal Year

	Individual Grants(a)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (b)
Name	Date of Grant	Number of Securities Underlying Options/ SARs Granted (#)	Percent of Total Options/ SARs Granted To Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

						0%($)	5%($)		10%($)
Raymond V. Gilmartin	3/01/02	500,000	1.32%	$62.15	2/29/12	—	$19,542,901		$ 49,525,547
Edward M. Scolnick	3/01/02	200,000	0.53%	62.15	2/29/12	—	7,817,160		19,810,219
Judy C. Lewent	3/01/02	150,000	0.40%	62.15	2/29/12	—	5,862,870		14,857,664
David W. Anstice	3/01/02	130,000	0.34%	62.15	2/29/12	—	5,081,154		12,876,642
Per Wold-Olsen	3/01/02	130,000	0.34%	62.15	2/29/12	—	5,081,154		12,876,642

All Employees as a Group	(c)	37,796,557	100.00%	(c)	(c)	—	$1,454,194,709	(d)	$3,685,214,907	(d)

						0%	5%		10%
Total potential stock price appreciation from March 1, 2002 to February 29, 2012 for all stockholders at assumed rates of stock price appreciation(e)						—	$88,767,546,200		$224,954,390,503
Potential actual realizable value of options granted to all employees, assuming ten-year option terms, as a percentage of total potential stock price appreciation from March 1, 2002 to February 29, 2012 for all stockholders at assumed rates of stock price appreciation						—	1.64%		1.64%

(a)	Options granted under the ISP to the Company’s executive officers named in the Summary Compensation Table become exercisable in equal installments on the first, second and third anniversaries of the grant date and include a transferable stock option feature that allows the transfer of stock options to immediate family members, family partnerships and family trusts. The Company did not issue stock appreciation rights in 2002 to any of the executive officers named in the Summary Compensation Table.

(b)	These amounts, based on assumed appreciation rates of 0 percent and the 5 percent and 10 percent rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(c)	Options were granted under the ISP throughout 2002 with various vesting schedules and expiration dates through the year 2012. The average exercise price of all options granted to employees in 2002 is $61.1776.

(d)	No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders.

(e)	Based on a price of $62.15 on March 1, 2002, and a total of 2,271,094,459 shares of Merck Common Stock outstanding on February 28, 2002.

The following table shows the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 2002 by the Company’s executive officers named in the Summary Compensation Table. The table also shows the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 2002 and the aggregate gains that would have been realized had these options been exercised on December 31, 2002, even though these options were not exercised and the unexercisable options could not have been exercised on December 31, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

Name	Shares Acquired On Exercise (#)	Value Realized (a) ($)	Number of Securities U nderlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In- The-Money Options/ SARs at Fiscal Year-End (b) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond V. Gilmartin	—	$—	2,010,000	2,150,000	$63,721,100	$0.00
Edward M. Scolnick	—	—	400,000	985,000	6,356,500	0.00
Judy C. Lewent	138,000	4,741,084	565,600	730,000	14,935,741	0.00
David W. Anstice	—	—	520,000	680,000	12,000,950	0.00
Per Wold-Olsen	—	—	423,600	660,000	10,965,808	0.00

(a)	Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(b)	Market value of shares covered by in-the-money options on December 31, 2002 less option exercise price. Options are in-the-money if the market value of the shares covered by the options is greater than the option exercise price.

The “Long-Term Incentive Plans—Awards in Last Fiscal Year” table is not included because the Company did not make any long-term incentive plan awards during 2002.

Equity Compensation Plan Information

The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2002. The table does not include information about the proposed 2003 Incentive Stock Plan or about tax qualified plans such as the Merck & Co., Inc. Employee Savings and Security Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	213,935,906	(2)	$59.65	45,882,396	(2)

Equity compensation plans not approved by security holders (3) (4)	— (5)(6)		— (5)(6)	290,807	(5)

Total	213,935,906		$59.65	46,173,203

(1)	Includes options to purchase shares of Company common stock and other rights under the following stockholder-approved plans: the 1991 Incentive Stock Plan, the 1996 Incentive Stock Plan, the 2001 Incentive Stock Plan, the Non-Employee Directors Stock Option Plan, the 1996 Non-Employee Directors Stock Option Plan and the 2001 Non-Employee Directors Stock Option Plan.

(2)	Excludes approximately 944,268 shares of phantom stock deferred under the Merck & Co., Inc. Deferral Program. As of December 31, 2002, no shares were reserved for future issuance. Beginning January 1, 2003, one-tenth of 1 percent of the outstanding shares of Merck Common Stock on the last business day of the preceding calendar year plus any shares authorized under the Deferral Program and the Executive Incentive Plan in previous years but not issued are reserved for future issuance. The actual amount of shares to be issued prospectively equals the amount participants elect to defer from payouts under the Company’s various incentive programs such as the Executive Incentive Plan.

(3)	Includes options, warrants or rights under the Merck-Medco 2001 Employee Stock Purchase Plan, which is described more fully below, and the Plan for Deferred Payment of Directors’ Compensation.

(4)	The table does not include information for equity compensation plans and options and other warrants and rights assumed by the Company in connection with mergers and acquisitions and pursuant to which there remain outstanding options or other warrants or rights (collectively, “Assumed Plans”), which include the following: Medco Containment Services, Inc. 1991 Class C Non-Qualified Stock Option Plan; Medical Marketing Group, Inc. 1991 Special Non-Qualified Stock Option Plan; Systemed, Inc. 1993 Employee Stock Option Plan; SIBIA Neurosciences, Inc. 1996 Equity Incentive Plan; Provantage Health Services, Inc. 1996 Stock Incentive Plan; Rosetta Inpharmatics, Inc. 1997 Stock Plan; Rosetta Inpharmatics, Inc. 2000 Stock Plan; and Rosetta Inpharmatics, Inc. 2000 Directors’ Stock Option Plan. A total of 4,320,559 shares of Merck Common Stock may be purchased under the Assumed Plans, at a weighted average exercise price of $16.293. No further grants may be made under any Assumed Plan. The table also excludes the Medco Health Solutions, Inc. Stock Incentive Plan, which will issue shares of Medco Health Solutions, Inc. and not shares of Merck Common Stock, if and when it becomes effective.

(5)	Excludes approximately 121,997 shares of phantom Common Stock held in the Plan for Deferred Payment of Directors’ Compensation. No shares are reserved under the plan for the future because all amounts are payable in cash, no shares of Merck Common Stock have been purchased or earmarked under this plan, and participants do not have any rights of stockholders with respect to account balances in this plan. The Plan for Deferred Payment of Directors’ Compensation is described more fully on page 14 under “Compensation of Directors.” Also excludes a total of 11,337 shares of restricted stock that were issued in connection with the exercise of certain unvested options under the Rosetta Inpharmatics, Inc. 1997 Stock Plan.

(6)	Excludes shares to be issued under the Merck-Medco 2001 Employee Stock Purchase Plan (the “ESPP”) because the number of shares and weighted average exercise price cannot be determined. Under the ESPP, eligible participants contribute a percentage of base pay for an offering period of one fiscal quarter of Medco Health Solutions, Inc. as described more fully below. The aggregate contributions are used to purchase shares of Merck Common Stock at 85 percent of market value determined as of the last day of the offering period. Participants are not obligated to retain the shares for any period and may cease contributing to the plan at any time. As of December 31, 2002, approximately 3,100 participants with an average base pay of $57,570 elected to contribute approximately 6.4 percent of base pay for the quarter that began December 28, 2002 and ends March 28, 2003.

Description of Non-Stockholder Approved Equity Plans

The material features of equity plans of the Company and its subsidiaries that have not been approved by the Company’s stockholders are as follows:

Merck-Medco 2001 Employee Stock Purchase Plan—The Merck-Medco 2001 Employee Stock Purchase Plan (the “ESPP”) permits some of Medco Health Solutions, Inc.’s full-time employees who earn less than $120,000 base pay per year to purchase shares of Merck Common Stock at 85 percent of the fair market value through accumulated payroll deductions during consecutive three-month plan offerings, coincident with the fiscal quarters of Medco Health Solutions, Inc., which uses a 52 – 53-week fiscal year. Each employee may use up to 10 percent of gross pay for these purchases, although the fair market value of the shares purchased may not exceed $25,000 per person for any calendar year. Initially, 800,000 shares of Merck Common Stock were reserved for issuance. The ESPP will terminate automatically at the earliest of (a) December 2004, (b) when the maximum number of shares has been purchased or (c) when terminated at the discretion of the board of directors of Medco Health Solutions, Inc. Shares purchased under the ESPP are not eligible for the tax treatment provided under Section 423 of the Internal Revenue Code of 1986, as amended.

Annual Benefits Payable Under Merck & Co., Inc. Retirement Plans

Annual benefits payable under the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Merck & Co., Inc. Supplemental Retirement Plan are based on a formula which (1) multiplies (a) the participant’s final average compensation (as defined in the plans) by (b) a multiplier of 2 percent for years of credited service (as defined in the plans) earned prior to July 1, 1995 and a multiplier of 1.6 percent for years of credited service earned after that date (total credited service not to exceed 35 years) and then (2) subtracts 1.6 percent of the participant’s Social Security benefits multiplied by years of credited service (as defined in the plans), not to exceed 50 percent of the primary Social Security benefit.

The following tables show the estimated annual benefits payable using the 1.6 percent and 2 percent multipliers, respectively, under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan at age 65 to persons in specified compensation and years-of-service classifications, based on a straight-life annuity form of retirement income and without regard to the Social Security offset. Annual benefits payable under the plans can be estimated by adding the years of service earned prior to July 1, 1995 (Table 2) to those which could be earned after that date (Table 1).

Pension Plan Tables

Table 1: 1.6% Formula

Remuneration (Average Pension Compensation During Highest Five Consecutive Years in the Last Ten Years Before Retirement)	Years of Service (Estimated Annual Retirement Benefits For Years of Credited Service Shown Below)(a)
	15	20	25	30	35
$ 800,000	$192,000	$256,000	$320,000	$384,000	$448,000
1,000,000	240,000	320,000	400,000	480,000	560,000
1,200,000	288,000	384,000	480,000	576,000	672,000
1,400,000	336,000	448,000	560,000	672,000	784,000
1,600,000	384,000	512,000	640,000	768,000	896,000
1,800,000	432,000	576,000	720,000	864,000	1,008,000
2,000,000	480,000	640,000	800,000	960,000	1,120,000
2,200,000	528,000	704,000	880,000	1,056,000	1,232,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000
2,600,000	624,000	832,000	1,040,000	1,248,000	1,456,000
2,800,000	672,000	896,000	1,120,000	1,344,000	1,568,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000
3,200,000	768,000	1,024,000	1,280,000	1,536,000	1,792,000
3,400,000	816,000	1,088,000	1,360,000	1,632,000	1,904,000
3,600,000	864,000	1,152,000	1,440,000	1,728,000	2,016,000
3,800,000	912,000	1,216,000	1,520,000	1,824,000	2,128,000

Table 2: 2% Formula(b)

Remuneration (Average Pension Compensation During Highest Five Consecutive Years in the Last Ten Years Before Retirement)	Years of Service (Estimated Annual Retirement Benefits for Years of Credited Service Shown Below)(a)
	10	15	20	25
$ 800,000	$160,000	$240,000	$320,000	$400,000
1,000,000	200,000	300,000	400,000	500,000
1,200,000	240,000	360,000	480,000	600,000
1,400,000	280,000	420,000	560,000	700,000
1,600,000	320,000	480,000	640,000	800,000
1,800,000	360,000	540,000	720,000	900,000
2,000,000	400,000	600,000	800,000	1,000,000
2,200,000	440,000	660,000	880,000	1,100,000
2,400,000	480,000	720,000	960,000	1,200,000
2,600,000	520,000	780,000	1,040,000	1,300,000
2,800,000	560,000	840,000	1,120,000	1,400,000
3,000,000	600,000	900,000	1,200,000	1,500,000
3,200,000	640,000	960,000	1,280,000	1,600,000
3,400,000	680,000	1,020,000	1,360,000	1,700,000
3,600,000	720,000	1,080,000	1,440,000	1,800,000
3,800,000	760,000	1,140,000	1,520,000	1,900,000

(a)	Benefits shown above are exclusive of the Social Security offset provided for by the benefit formula.

(b)	Credited service is shown for the years specified to approximate the actual years of credited service earned prior to July 1, 1995 (at the 2 percent multiplier) by the executive officers named in the Summary Compensation Table other than Mr. Gilmartin. Mr. Gilmartin earned 1.0 year prior to July 1, 1995.

Under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, years of credited service as of July 1, 1995, and as of December 31, 2002—which takes into account credited service both before and after July 1, 1995—are, respectively: Dr. Scolnick—13 years and 20.5 years; Ms. Lewent—15 years and 22.5 years; Mr. Anstice—20.5 years and 28 years; Mr. Wold-Olsen—21.5 years and 29 years. In addition, if these individuals retire from service with the Company at age 65 and with less than 35 years of actual credited service, pursuant to the enhanced pension provision of the Supplemental Retirement Plan applicable to bona fide executives, described in greater detail below, they will receive an additional month of credited service for each month of actual credited service prior to January 1, 1995 up to an aggregate total of 35 years of credited service. As of July 1, 1995 and December 31, 2002, Mr. Gilmartin had 1.0 and 8.5 years, respectively, of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan. Pursuant to an employment agreement that was in effect from June 9, 1994 until October 31, 1999, Mr. Gilmartin was credited with 28 years of credited service under the Supplemental Retirement Plan and the multiplier to be used in the formula for benefit calculation will be 1.6 percent. Benefits payable under the Company plans will be net of retirement benefits payable by Mr. Gilmartin’s former employer.

For purposes of the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, pension compensation for a particular year, as used for the calculation of retirement benefits, includes salaries and annual EIP bonus awards received during the year. Pension compensation for 2002 differs from compensation reported in the Summary Compensation Table in that pension compensation includes the annual EIP bonus awards received in 2002 for services in 2001 rather than the EIP bonus awards received in 2003 for services in 2002. Pension compensation in 2002 was $2,983,334 for Mr. Gilmartin, $1,679,170 for Dr. Scolnick, $1,207,500 for Ms. Lewent, $1,086,670 for Mr. Anstice and $1,094,170 for Mr. Wold-Olsen.

The Supplemental Retirement Plan is an unfunded plan providing benefits to participants in certain retirement plans (the “primary plans”) maintained by the Company and its subsidiaries as follows: (1) benefits not payable by the primary plans because of the limitations on benefits stipulated by the Internal Revenue Code,

(2) benefits not payable by the primary plans because of the exclusion of deferred compensation from the benefit formulas of those plans (“supplemental benefit”), (3) a minimum annual aggregate benefit under this plan and the primary plans of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking under the Company’s Corporate Policy on Executive Retirement (which includes all the named executive officers in the Summary Compensation Table), reduced in the event of retirement or death prior to normal retirement date and (4) for employees who, prior to January 1, 1995, were determined by the Company to have occupied bona fide executive or high policymaking positions and who do not have 35 years of credited service, an enhanced benefit payable upon retirement from active service at age 65 (unless the Compensation and Benefits Committee of the Board consents to payment upon early retirement, death or disability prior to age 65). The enhanced benefit is an amount calculated under the benefit formula in the primary plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) less (1) the minimum benefit, where applicable, or the supplemental benefit, (2) the primary plan benefit and (3) any retirement benefit payable from a plan not sponsored by the Company. The Supplemental Retirement Plan was amended as of January 1, 1995 to eliminate prospectively the enhanced benefit except for certain grandfathered participants. In general, other terms and conditions of benefit payments are determined by reference to the provisions of the primary plans.

Employment Contracts

Dr. Edward M. Scolnick and the Company agreed that as of January 1, 2003, he will serve as President Emeritus, Merck Research Laboratories (“MRL”) and in that capacity will engage in scientific research in the Company’s West Point, Pennsylvania facilities. Under that agreement and in connection with that assignment, as of the end of business on December 31, 2002, Dr. Scolnick voluntarily relinquished the following responsibilities, which he previously performed: Executive Vice President, Science and Technology; President, MRL; member of Merck’s Management Committee; member of MRL’s Research Management Committee; member of the Merck Board of Directors and the boards of certain Merck affiliates; and member of any other Company committee on which he was then serving.

Pursuant to that agreement, beginning January 1, 2003, Dr. Scolnick’s base salary is $50,000 per month and he is eligible to participate in the various employee benefit plans that cover the Company’s salaried employees, except that he is not eligible to receive incentive bonuses for award years after 2002 or stock option grants. The Company will allow Dr. Scolnick reasonable use of its corporate aircraft (if otherwise available) to attend conferences and external board meetings while he is a Company employee.

The agreement provides that upon termination of his employment, Dr. Scolnick will be treated as a retiree for purposes of Company retirement, savings, benefit and stock option plans. Furthermore, under the Supplemental Retirement Plan, final average compensation will not be less than it would have been had Dr. Scolnick’s employment terminated on December 31, 2002. If the Company terminates Dr. Scolnick’s employment for a reason other than cause prior to his 70th birthday, the Company will provide a one-time grant of $2 million to the academic institution of his choosing to enable him to set up and maintain a research laboratory, provided Dr. Scolnick executes a release and waiver of claims and a noncompete/nonsolicitation agreement and does not violate his conditions of employment. If such termination occurs prior to Dr. Scolnick’s 64th birthday, the Company will take whatever steps may be necessary to provide that Dr. Scolnick will have not fewer than 35 years of credited service under the Supplemental Retirement Plan.

Indebtedness of Management

Dr. Douglas A. Greene, Executive Vice President, Clinical Sciences and Product Development, who joined the Company and became an executive officer in May 2000, received a loan from the Company in connection with his relocation. During 2002, the largest aggregate amount outstanding under the loan was $350,000 and as of March 3, 2003, the loan was no longer outstanding. The loan from the Company was interest free. Dr. Greene’s designation as an executive officer of the Company ceased during 2002 and his employment with the Company terminated January 13, 2003.

Dr. Peter S. Kim, President, MRL, who joined the Company and became an executive officer in February 2001, also received an interest-free loan from the Company in connection with his relocation. During 2002, the largest aggregate amount outstanding under the loan was $475,000 and as of March 3, 2003, $350,000 was still outstanding.

The loans were made to Dr. Greene and Dr. Kim prior to the effective date of the prohibition of loans to executive officers under the Sarbanes-Oxley Act of 2002, and are grandfathered under such Act.

Performance Graph

The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) on the Company’s Common Stock with the cumulative total return (including reinvested dividends) of the Dow Jones Pharmaceutical Index—United States Owned Companies (“DJPI”) and the Standard & Poor’s 500 Index (“S&P 500 Index”) for the five years ended December 31, 2002. Amounts below have been rounded to the nearest dollar or percent.

Comparison of Five-Year Cumulative Total Return*

Merck & Co., Inc., Dow Jones Pharmaceutical Index and S&P 500 Index

	End of Period Value	2002/1997 CAGR**
Merck	$117	3%
DJPI	124	4
S&P 500	97	-1

*	Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1997 and that all dividends were reinvested.

**	Compound Annual Growth Rate.

Audit Committee

The Audit Committee’s Report for 2002 follows.

Audit Committee’s Report

The Board of Directors and the Audit Committee dismissed Arthur Andersen LLP as the Company’s independent public accountants in February 2002 and engaged PricewaterhouseCoopers LLP to serve as the Company’s independent public accountants for the fiscal year 2002. The Audit Committee, comprised of independent directors, met with the independent public accountants, management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee discussed with and received a letter from the independent public accountants confirming their independence. Both the independent public accountants and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent public accountants to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee also discussed with the independent public accountants their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. The Audit Committee reviewed and discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Audit Committee Heidi G. Miller Chairperson Lawrence A. Bossidy Thomas E. Shenk Samuel O. Thier

As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2002 by PricewaterhouseCoopers LLP, the Company’s independent public accountants for that period, is compatible with maintaining the accountants’ independence. See All Other Fees below.

Fees for all services provided by PricewaterhouseCoopers LLP for fiscal year 2002 are as follows:

Audit Fees

Fees for services provided by PricewaterhouseCoopers LLP related to the 2002 annual financial statement audit and reviews of quarterly financial statements filed in the reports on Form 10-Q approximated $5.2 million.

Financial Information Systems Design and Implementation Fees

No services were provided by PricewaterhouseCoopers LLP in 2002 in connection with financial information systems design and implementation.

All Other Fees

Audit-Related Fees:    Fees for audit-related services provided by PricewaterhouseCoopers LLP, primarily associated with Medco Health Solutions, Inc.’s Form S-1 registration statements, statutory audits and employee benefit plan audits, approximated $5.2 million.

Tax Fees:    Fees for tax compliance approximated $0.50 million.

Other:    Fees for other services approximated $0.60 million.

Change in Independent Public Accountants

On February 26, 2002, the Board of Directors and its Audit Committee dismissed Arthur Andersen LLP as the Company’s independent public accountants and engaged PricewaterhouseCoopers LLP to serve as the Company’s independent public accountants for the fiscal year 2002. The appointment of PricewaterhouseCoopers LLP was ratified by stockholders at the Company’s 2002 Annual Meeting of Stockholders.

Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2000 and through March 21, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(l)(v) of Regulation S-K.

The Company provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen’s letter, dated March 21, 2002, stating its agreement with such statements, is incorporated by reference to Exhibit 16 filed with the Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

During the years ended December 31, 2001 and 2000 and through the date of the Board’s decision, the Company did not consult PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

2.     RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee, comprised of independent members of the Board, has appointed PricewaterhouseCoopers LLP as independent public accountants of the Company with respect to its operations for the year 2003, subject to ratification by the holders of Common Stock of the Company. In taking this action, the Audit Committee considered carefully PricewaterhouseCoopers LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders.

Because the members of the Audit Committee value stockholders’ views on the Company’s independent public accountants, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of PricewaterhouseCoopers LLP. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Audit Committee.

The Audit Committee of the Board of Directors recommends a vote FOR this proposal.

3.     ADOPTION OF THE 2003 INCENTIVE STOCK PLAN

There will be presented to the meeting a proposal to adopt the 2003 Incentive Stock Plan (the “Plan”). The Plan will replace the 2001 Incentive Stock Plan which, by its terms, expires on December 31, 2003. The Board of Directors believes stock options and other stock-based incentives play an important role in retaining the services of outstanding personnel and in encouraging such employees to have a greater financial investment in the Company (although the Plan does not necessarily require them to hold for investment the stock received under the Plan). The Board of Directors has approved the 2003 Incentive Stock Plan and directed that it be submitted to stockholders for approval.

The proposed Plan is set forth in Appendix B. Primary aspects of the proposed Plan are as follows:

General Information

Plan Administration.    The Plan is administered by the Compensation and Benefits Committee of the Board of Directors, which is comprised of non-employee Directors, none of whom may receive any awards under the Plan (the “Committee”). The Committee establishes the terms and conditions of awards granted under the Plan, subject to certain limitations in the Plan. The Committee may delegate to the chief executive officer or other executive officers of the Company certain authority under the Plan, including the authority to grant awards to eligible employees who are not officers subject to Section 16 of the Securities Exchange Act of 1934. As of December 31, 2002, there are approximately 89,800 individuals eligible to participate in the Plan, including approximately 15,300 Medco Health Solutions, Inc. employees.

Eligible Employees.    The Committee may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, nonqualified stock options, stock appreciation rights, performance share awards and restricted stock grants to regular employees of the Company, its subsidiaries, joint ventures, joint venture partners or affiliates who are designated by the Committee. No employee may receive grants under this Plan in any given year which, singly or in the aggregate, cover more than 3 million shares of Merck Common Stock.

Shares Available.    The aggregate number of shares of Merck Common Stock that may be issued or transferred to grantees under the Plan shall not exceed 115 million shares plus shares granted but subsequently forfeited under the 2001 Incentive Stock Plan. If there is a stock split, stock dividend or other relevant change affecting the Company’s shares, appropriate adjustments will be made in the number of shares that may be issued or transferred in the future and in the number of shares and price of all outstanding grants made before such event. If shares under a grant are not issued or transferred, those shares would again be available for inclusion in future grants. Payment of cash in lieu of shares would be considered an issuance or transfer of the shares. On March 3, 2003, the closing price of Merck Common Stock on the New York Stock Exchange was $52.49.

Grants Under the Plan

Stock Options.    The Committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986, other statutory stock options and nonqualified stock options. The term of an option shall be fixed by the Committee, but shall not exceed ten years. In the case of death of an optionee, under some circumstances, an option may extend for eleven years. The option price shall not be less than the fair market value of Merck Common Stock on the date of grant.

Stock Appreciation Rights.    The Committee may grant stock appreciation rights (“SARs”) either singly or in combination with an underlying stock option under the Plan. The term of a SAR shall be fixed by the Committee. SARs entitle the grantee to receive the same economic value that would have been derived from exercise of an option. Payment may be made in cash, in shares or a combination of both at the discretion of the Committee. If a SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares would terminate.

Performance Share Awards.    The Committee may grant Performance Share Awards under which payment may be made in shares of Merck Common Stock, a combination of shares and cash or cash if the performance of the Company or any subsidiary, division, affiliate or joint venture of the Company selected by the Committee meets certain goals established by the Committee during an award period. The Committee would determine the goals, the length of an award period, the maximum payment value of an award and the minimum performance required before a payment would be made. The Committee may revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the Company, subsidiary or division. In order to receive payment, a grantee must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable.

Restricted Stock Grants.    The Committee may also award shares under a Restricted Stock Grant. The grant would set forth a restriction period during which the grantee must remain in the employ of the Company in order to retain the shares under grant. If the grantee’s employment terminates during the period, the grant would terminate and the grantee would be required to return the shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement as it deems equitable. The grantee could not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee would be entitled to vote the shares and, at the discretion of the Committee, receive dividends. Each certificate would bear a legend giving notice of the restrictions in the grant.

Other Share-Based Awards.    The Committee also may grant shares of Merck Common Stock (“Share Awards”) on the terms and conditions it determines in its discretion. Share Awards may be in addition to, or in lieu of, cash or other compensation due the grantee. Restricted Stock, Performance Share Awards and Share Awards may not exceed, in the aggregate, 12 million shares of Merck Common Stock.

U.S. Federal Income Tax Consequences

Following is an explanation of the U.S. federal income tax consequences for grantees who are subject to tax in the United States.

Stock Options.    The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or a deduction for the Company.

The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant and through and until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

SARs and Performance Share Awards.    The grant of a SAR or a Performance Share Award would not result in income for the grantee or a deduction for the Company. Upon the exercise of a SAR or the receipt of shares or cash under a Performance Share Award, the grantee would recognize ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding would be required.

Restricted Stock Grants.    The grant of Restricted Stock should not result in income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a “substantial risk of forfeiture” as intended by the Company. If there are no such restrictions, the grantee would recognize ordinary income upon receipt of the shares. Any dividends paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding would be required.

Share Awards.    If Share Awards are in the nature of shares of Merck Common Stock (as opposed to phantom stock), they generally would be taxable as ordinary income equal to the aggregate of their fair market value when the grant is not subject to a substantial risk of forfeiture. If in the form of phantom stock, Share Awards generally would be taxable as ordinary income equal to the aggregate of their fair market value when convertible to cash or shares that are not subject to a substantial risk of forfeiture. In all events, the Company would be entitled to a deduction for the amount included in the grantee’s income.

Other Information

If approved by Company stockholders, the Plan will be effective May 1, 2003 and will terminate on April 30, 2013, unless terminated earlier by the Board of Directors or extended by the Board with the approval of the stockholders. The Board may amend the Plan as it deems advisable but, if the Securities Exchange Act of 1934 requires the Company to obtain stockholder approval, then such approval will be sought. Unless approved by stockholders or as specifically otherwise required by the Plan (for example, in the case of a stock split), no adjustments or reduction of the exercise price of any outstanding incentive may be made in the event of a decline in stock price, either by reducing the exercise price of outstanding incentives or by cancelling outstanding incentives in connection with regranting incentives at a lower price to the same individual. Options are not assignable or transferable except for limited circumstances upon a grantee’s death, or pursuant to rules that may be adopted by the Committee. The Committee may establish rules and procedures to permit a grantee to defer recognition of income or gain for incentives under the Plan.

Employees who will participate in the Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined above. Since no such determinations have yet been made, it is not possible to state the terms of any individual options which may be issued under the Plan or the names or positions of, or respective amounts of the allotment to, any individuals who may participate.

The Board of Directors recommends a vote FOR this proposal.

4.     STOCKHOLDER PROPOSAL CONCERNING ANNUAL ELECTION OF DIRECTORS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 450 shares of Common Stock of the Company, has given notice that she intends to present for action at the Annual Meeting the following resolution:

“RESOLVED: That the stockholders of Merck recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

“REASONS: Until recently, directors of Merck were elected annually by all shareholders.

“The great majority of New York Stock Exchange listed corporations elect all their directors each year.

“This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

“Last year the owners of 843,947,121 shares, representing approximately 62.6% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this resolution.”

Board of Directors’ Statement in Opposition to the Resolution

The Merck Board believes that the staggered system for electing directors helps assure continuity and stability of the Company’s business strategies and policies and reinforces the Company’s commitment to its long-term point of view rather than encouraging excessive focus on short-term goals. This benefit is particularly important to a research-based organization such as Merck, where product development often takes many years. Moreover, the Board does not believe that directors who serve three-year terms are any less accountable for short-term results than directors who serve a series of one-year terms. The Company’s short- and long-term results demonstrate the commitment of our directors to achieving the Company’s goals. The Board also values the wisdom and insight that comes with the institutional knowledge of its directors.

In the event of any unfriendly or unsolicited proposal to take over or restructure the Company, the staggered system would permit the Company time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized. The Board appreciates that the sustained size and strength of the Company’s market capitalization make takeover concerns less relevant to Merck than to certain other companies. However, our research continues to show that smaller institutions and individual stockholders, important constituencies to the Company, find the types of protections we outlined particularly valuable.

We think it is important to note that our full Board considers the merits of each stockholder proposal that will come before stockholders. In addition, because of the important corporate governance issues raised by a proposal calling for the annual election of directors, the Board’s Committee on Corporate Governance reviews the proposal separately to ensure that it receives a complete assessment. Our system of Committee and full Board review of this issue has been in place for several years.

Stockholder resolutions calling for the annual election of directors have received support from a majority of the voting shares over the last several years. Those proposals were recommendations that the Board take the necessary steps to reinstate the annual election of directors. The steps necessary to eliminate the classified board are adoption of an amendment to the Company’s Certificate of Incorporation by the Board and then approval of the amendment by the affirmative vote of 80 percent of the shares entitled to vote. The Company’s classified system for electing directors was approved by the Board and adopted by the Company’s stockholders in 1985 by an affirmative vote of 79 percent.

The Board does not take lightly any majority vote received on a stockholder proposal, particularly one raising important corporate governance concerns. It continues to evaluate this issue regularly; however, the Board currently believes that this proposal is not in the best interests of the Company or its stockholders.

The Board of Directors recommends a vote AGAINST this proposal.

5.     STOCKHOLDER PROPOSAL CONCERNING DIRECTOR NOMINEES

Mr. Morris Scheffler, 59 Flower Road, Valley Stream, NY 11581, owner of 1,231 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

“RESOLVED: That there be 2 nominees for each new member of the Board of Directors. That a brief resume of their background, experience and stockholdings in the Corporation be delineated. This should make the Board less beholden to the Management and more attuned to the needs of the owners, the employees and the customers of the corporation.

“REASONS: ‘Corporate democracy’ has become an oxymoron. ‘Crony capitalism’ is a more appropriate term. Directors are ‘selected’ by incumbent directors and management. Stockholders, the true owners of the corporation are allowed to vote for the directors anointed by the hierarchy. This is analogous to the ‘free’ elections in many dictatorships. You either voted for the dictator or did not vote. There was no alternative. In our ‘corporate democracy’ you either vote for, against or withhold your vote but there are no alternative directors to vote for. Corporate directors take office unopposed and answer only to fellow directors and not to the owners of the corporation, the stockholders.”

Board of Directors’ Statement in Opposition to the Resolution

The Board believes the proposal, which requires that the Company nominate two nominees for each new member of the Board, is not in the best interests of the Company or its stockholders.

The Board’s Committee on Corporate Governance, which is comprised entirely of independent directors, acts as a screening and nominating committee for candidates to be considered for election to the Board. In this capacity, the Committee considers a nominee’s depth of experience, balance of professional interests, required expertise and other factors. The Committee strives to obtain the single most qualified individual for each opening on the Board of Directors, taking into account the strengths and expertise of other Board members at the time. The Board believes that each candidate nominated for stockholder consideration is fully qualified to serve on the Board. Accordingly, the Board believes that doubling the number of candidates to be considered by the stockholders will simply make the process more time consuming and less efficient. It would not have a positive impact on the composition or independence of the Board and would likely result in confusion on the part of stockholders.

In addition, any stockholder who wishes to recommend a person as a director nominee may do so by contacting the Secretary of the Company. The process a stockholder must follow is set forth on pages 11-12 of this proxy statement, in the paragraph describing the Committee on Corporate Governance and its nominating function. Thus, stockholders have a clear opportunity to participate in the nomination of Board members.

The Board believes the Company’s current nominating process has achieved a well balanced, diverse and independent Board of Directors, and the changes required by the proposal are unnecessary and not in the best interests of the Company or its stockholders.

The Board of Directors recommends a vote AGAINST this proposal.

6.     STOCKHOLDER PROPOSAL CONCERNING EXTENSION OF

PRESCRIPTION DRUG  PATENTS

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, owner of 200 shares of Common Stock of the Company, and 20 co-proponents, whose names, addresses and shareholdings will be furnished by the Company upon receiving an oral or written request from a stockholder addressed to the Secretary of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

“BE IT RESOLVED: “Shareholders request the Board of Directors to develop ethical criteria for the extension of patents on prescription drugs and to issue a report on the implications of such criteria. The Report, prepared at reasonable cost and omitting proprietary information, will be made available to all shareholders by September 2003.

“We believe that every person has the right of access to health care; access to needed health care services and products is essential to human development and well-being.

“Advances in pharmaceutical products play a significant role in countering disease and enhancing human health; approved generic pharmaceuticals, lower in cost but equally effective alternatives to brand names, expand access to needed treatments.

“A National Institute for Health Care Management Study, May 2002, found that:

•	Two-thirds of drugs approved by the FDA (1989-2000) were modified or identical versions of existing drugs—‘me too’ products.

•	The percentage of new innovative drugs is decreasing.

•	Modified medicines were often more expensive than older medicines, even where the FDA had found that they offered no significant advantages.

“There has been much publicity about excessive marketing of ‘me-too’ drugs and about strategies to extend patents on brand name pharmaceuticals. Changing a small aspect of a patented drug, suing generic companies or paying generic companies not to market their pharmaceuticals have been called ‘devious tactics’ by critics and ‘gaming the patent system’ by the chair of the Federal Trade Commission. Such actions harm a pharmaceutical company’s image and affect shareholder value.

“The net result of such actions is not new innovative treatments or cures but:

•	Lost cost savings for consumers, including health plans and providers;

•	Lost public image when a company appears to renege on the original patent agreement;

•	Lost value for shareholders when short term financial gain is chosen over long term value;

•	Diminution in the number of truly innovative pharmaceutical products.

“Our Company’s CEO has publicly stated that he believes that inappropriately delaying generic drugs is not beneficial for business, the consumer, or the health care system because generics play an important role in keeping down the rate of increase in drug costs. They also free up resources for health plans and providers to be able to afford truly new and innovative drugs which companies bring to market. ‘We will not engage in any practices simply to delay the arrival of a generic to the market,’ stated Mr. Gilmartin.

“We commend our CEO for his public statement and call upon our Company to take the next leadership steps on the important issue of patents.

“We believe that the requested policy and implementation report would be beneficial to health care consumers and shareholders, and would enhance our Company’s image of transparency and accountability.

“Please vote for this proposal.”

Board of Directors’ Statement in Opposition to the Resolution

The Board of Directors recommends against adoption of the proposal. The Board and management of the Company believe that the Company has pursued the protection of its intellectual property in a manner that is in the interests of patients, health care payers and stockholders. As acknowledged by the proponents, Merck management has stated clearly that, while Merck will vigorously defend its patents, it will not pursue baseless legal or other remedies designed merely to delay the entry of generic medicines. The Board believes that taking such actions would be inconsistent with the long-term interests of stockholders.

Further, the issue of alleged unjustified actions to extend patents has been the subject of extensive recent study by the U.S. Federal Trade Commission. In its July 2002 report, Generic Drug Entry Prior to Patent Restoration, the FTC made a series of recommendations to address what it found were eight examples of situations between 1992 and 2000 where pharmaceutical companies had used a provision of the Drug Price Competition and Patent Restoration Act of 1984 (commonly known as the Hatch-Waxman law) to delay generic drug entry in a manner that the FTC found did not enhance competition. None of the cited examples involved a Merck product. In October 2002, President Bush proposed a regulation that would address the main recommendation of the FTC to remedy a flaw the FTC identified in this provision of the Hatch-Waxman law.

Given these facts, the Board believes that the expenditure of Company resources to prepare the proposed “ethical criteria for the extension of patents” would not assist the Company in managing its intellectual property. Instead, management will continue to pursue the policies cited favorably by the proponents.

The Board of Directors recommends a vote AGAINST this proposal.

7.     STOCKHOLDER PROPOSAL CONCERNING ETHICAL AND SOCIAL

PERFORMANCE OF THE COMPANY

Human Life International, 4 Family Life, Front Royal, VA 22630, owner of 128 shares of Common Stock of the Company, has given notice that it intends to present for action at the Annual Meeting the following resolution:

“WHEREAS, Merck’s Statement on Values says, ‘Our business is preserving and improving human life. All of our actions must be measured by our success in achieving this goal. We are committed to the highest standards of ethics and integrity.’

“WHEREAS, we believe Merck has violated its basic Statement on Values because of our Company’s use of cell-culture lines from aborted humans.

“BE IT RESOLVED: The Board of Directors appoint a special committee of the Board, consisting solely of independent Board members, to review ways to link executive compensation with the Company’s ethical and social performance, and in particular, with Merck’s Statement on Values, and to report to the shareholders the results of the review. This report may omit confidential information and be prepared at reasonable cost.”

Board of Directors’ Statement in Opposition to the Resolution

The Board of Directors agrees that corporate conduct is inseparable from the conduct of individual employees in the performance of their work. Every Merck employee is responsible for adhering to business practices that are in accordance with the letter and spirit of applicable laws and with ethical principles that reflect the highest standards of corporate and individual behavior.

The Board notes that in May 1995, the Company established the Office of Ethics to help protect and promote the Company’s high ethical standards on a worldwide basis by developing and overseeing global initiatives designed to deter illegal, unethical and improper behavior related to the Company’s business. The Office also serves as an additional channel for the receipt and investigation of reports of unethical practices and for the investigation and resolution of internal complaints involving the management and fair treatment of employees.

The Company’s unwavering commitment to high ethical standards applies to every aspect of its business, including its policies and practices related to use of cell culture lines, as it discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health.

The proposal seeks to have the Company appoint a committee made up of independent directors to review ways to link compensation with the Company’s ethical and social performance. The Compensation and Benefits Committee of the Board, which is comprised entirely of independent directors, establishes compensation objectives and policies for all employees and sets compensation for the Company’s executive officers. In evaluating performance and setting executive compensation, the Committee considers the Company’s leadership principles which, among other things, are intended to support actions that reflect a high degree of integrity and ethics. In addition, the Committee on Public Policy and Social Responsibility, which also is comprised entirely of independent directors, monitors and evaluates factors that impact the ethical and social performance of the Company. In particular, it advises the Board of Directors and management on Company policies and practices that pertain to the Company’s responsibilities as a global corporate citizen, its special obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and its commitment to the highest standards of ethics and integrity in all its dealings.

For these reasons, the Board of Directors feels that the proposal is unnecessary and contrary to the interests of the Company and its stockholders.

The Board of Directors recommends a vote AGAINST this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. We are not aware of any beneficial owner of more than 10 percent of our Common Stock.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors were complied with during the 2002 fiscal year.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

MERCK & CO., INC.

March 20, 2003

Appendix A

AUDIT COMMITTEE CHARTER

Effective February 25, 2003, the Committee is comprised solely of independent directors, to serve at the pleasure of the Board.

MEMBERS

Heidi G. Miller, Chairperson*

Lawrence A. Bossidy

Thomas E. Shenk

Samuel O. Thier

The Chairperson of the Committee or, if not present, the senior outside Director present shall preside at all meetings of the Committee and provide an oral report to the Board on each meeting. The Committee shall hold a minimum of four meetings annually. The Company shall provide the Committee with adequate staff support and resources to discharge its responsibilities. The Committee may engage independent legal counsel and other advisors as the Committee deems advisable to carry out its responsibilities. The Company shall provide the Committee with full funding to engage the Company’s independent public accountants as well as to retain independent counsel and other advisors for the Committee.

The Committee shall meet privately with the internal auditors and the independent public accountants at least quarterly and whenever else the Committee deems advisable. The Committee shall ensure that the independent public accountants are ultimately accountable to the Committee and the Board. The Committee’s performance shall be evaluated annually by the Committee.

The Controller of the Company is the Secretary of the Committee. Minutes of each meeting will be prepared by the Secretary and submitted to Committee members for approval at the next meeting.

MEMBERSHIP REQUIREMENTS

The Committee must be comprised of at least three directors, each of whom is independent and “financially literate,” and at least one of whom is an “audit committee financial expert,” as such terms are defined in applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) rules and regulations.

Committee members may not simultaneously serve on the audit committee of more than three public companies, including the Company, unless the Board determines that such simultaneous service does not impair efficacy of Board service.

* Member is an “audit committee financial expert” as that term is defined in Item 401 of Regulation S-K promulgated by the SEC and she is “independent of management” as that term is defined in Item 7(d)(3)(iv) of Schedule 14A promulgated by the SEC.

PURPOSE

1.	Assist in the Board oversight of:

•	The integrity of the Company’s financial statements.

•	The Company’s compliance with legal and regulatory requirements.

•	The independent public accountants’ qualifications and independence.

•	The performance of the Company’s internal audit function and the independent public accountants.

•	The accounting and financial reporting processes of the Company and its audits.

2.	Prepare the Audit Committee report for inclusion in the proxy statement as required by the SEC.

DUTIES AND RESPONSIBILITIES

1.	Appoint, evaluate, and retain the Company’s independent public accountants. Maintain direct responsibility for termination, compensation and oversight of the Company’s independent public accountants (including the resolution of disagreements between management and the independent public accountants regarding financial reporting). The Company’s independent public accountants shall report directly to the Committee.

2.	Approve all services provided to the Company by the independent public accountants and review all non-attest services to ensure they are permitted under current law and regulation. Alternatively, establish policies and procedures for the pre-approval of services provided by the independent public accountants in a manner that complies with current federal securities laws and NYSE regulations.

3.	Oversee the Company’s accounting, financial reporting process, internal controls and audits. Consult with management, the internal auditors and the independent public accountants on matters related to the annual audit plan, audit procedures applied, audit and nonaudit fees, status of federal tax returns and related reserves, the published financial statements, the accounting principles applied, and any material changes thereto. Meet with the independent public accountants and internal auditors to discuss the results of their examinations.

4.	Review at least annually a report of the independent public accountants describing their internal control procedures, material issues raised by such review and certain inquiries or investigations by governmental or professional authorities, and all relationships between the independent public accountants and the Company. After reviewing the foregoing report and the independent public accountants’ work, the Committee shall evaluate the independent public accountants’ qualifications, performance and independence, including a review and evaluation of the lead partner of the independent public accountants.

5.	Receive and review any other reports from the independent public accountants that are required under Generally Accepted Auditing Standards, other standards governing the independent public accountants or by the federal securities laws or NYSE.

6.	Discuss the annual audited financial statements and quarterly statements, including Management’s Discussion and Analysis, with management and the independent public accountants.

7.	Discuss with management earnings press releases and financial information and earnings guidance provided to analysts and rating agencies. Review for compliance with regulations governing the use of non-Generally Accepted Accounting Principles financial measures and related disclosure requirements.

8.	Engage independent legal, accounting and other advisors, as the Committee determines necessary to carry out their duties, and obtain appropriate funding from the Company, as determined by the Committee, for compensating such advisors.

9.	Discuss policies with respect to risk assessment and management.

10.	Meet separately with management, internal auditors and independent public accountants on a periodic basis.

11.	Review with the independent public accountants any audit issues and management’s response.

12.	Set clear policies for the Company’s hiring of employees or former employees of the independent public accountants.

13.	Report regularly to the Board of Directors.

14.	Review any significant issues concerning litigation and contingencies with management, counsel and the independent public accountants.

15.	Review the insurance program of the Company and make recommendations to the Board on insurance policy.

16.	Monitor compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and report on the same to the Board.

17.	Establish procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

18.	Review and reassess the adequacy of the Committee charter annually and make changes as appropriate.

19.	Review and evaluate the performance of the Committee and its members annually.

QUORUM

For the transaction of business at any meeting of the Committee, two members shall constitute a quorum.

Appendix B

MERCK & CO., INC.

2003 INCENTIVE STOCK PLAN

(Effective May 1, 2003)

1.    Purpose

The 2003 Incentive Stock Plan (the “Plan”), effective May 1, 2003, is established to encourage employees of Merck & Co., Inc. (the “Company”), its subsidiaries, its affiliates and its joint ventures to acquire Common Stock in the Company (“Common Stock”). It is believed that the Plan will serve the interests of the Company and its stockholders because it allows employees to have a greater personal financial interest in the Company through ownership of, or the right to acquire its Common Stock, which in turn will stimulate employees’ efforts on the Company’s behalf, and maintain and strengthen their desire to remain with the Company. It is believed that the Plan also will assist in the recruitment of employees.

2.    Administration

The Plan shall be administered by the Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”). A Director of the Company may serve on the Committee only if he or she (i) is a “Non-Employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). The Committee shall be responsible for the administration of the Plan including, without limitation, determining which Eligible Employees receive Incentives, the types of Incentives they receive under the Plan, the number of shares covered by Incentives granted under the Plan, and the other terms and conditions of such Incentives. Determinations by the Committee under the Plan including, without limitation, determinations of the Eligible Employees, the form, amount and timing of Incentives, the terms and provisions of Incentives and the writings evidencing Incentives, need not be uniform and may be made selectively among Eligible Employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.

The Committee shall have the responsibility of construing and interpreting the Plan, including the right to construe disputed or doubtful Plan provisions, and of establishing, amending and construing such rules and regulations as it may deem necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all Eligible Employees and any person claiming under or through any Eligible Employee.

The Committee, as permitted by applicable state law, may delegate any or all of its power and authority hereunder to the Chief Executive Officer or such other senior member of management as the Committee deems appropriate; provided, however, that the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Exchange Act and that no such delegation shall be made in the case of Incentives intended to be qualified under Section 162(m) of the Code.

For the purpose of this section and all subsequent sections, the Plan shall be deemed to include this Plan and any comparable sub-plans established by subsidiaries which, in the aggregate, shall constitute one Plan governed by the terms set forth herein.

3.    Eligibility

(a) Employees.    Regular full-time and part-time employees employed by the Company, its parent, if any, or its subsidiaries, its affiliates and its joint ventures, including officers, whether or not directors of the Company, and employees of a joint venture partner or affiliate of the Company who provide services to the joint venture with such partner or affiliate (each such person, an “Employee”), shall be eligible to participate in the Plan if designated by the Committee (“Eligible Employees”).

(b) Non-employees.    The term “Employee” shall not include any of the following (collectively, “Excluded Persons”): a director who is not an employee or an officer; a person who is an independent contractor, or agrees or has agreed that he/she is an independent contractor; a person who has any agreement or understanding with the Company, or any of its affiliates or joint venture partners that he/she is not an employee or an Eligible Employee, even if he/she previously had been an employee or Eligible Employee; a person who is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Company or its affiliates; or a “leased employee” as defined under Section 414 (n) of the Code. An Excluded Person is not an Eligible Employee and cannot receive Incentives even if a court, agency or other authority rules that he/she is a common-law employee of the Company or its affiliates.

(c) No Right To Continued Employment.    Nothing in the Plan shall interfere with or limit in any way the right of the Company, its parent, its subsidiaries, its affiliates or its joint ventures to terminate the employment of any participant at any time, nor confer upon any participant the right to continue in the employ of the Company, its parent, its subsidiaries, its affiliates or its joint ventures. No Eligible Employee shall have a right to receive an Incentive or any other benefit under this Plan or having been granted an Incentive or other benefit, to receive any additional Incentive or other benefit. Neither the award of an Incentive nor any benefits arising under such Incentives shall constitute an employment contract with the Company, its parent, its subsidiaries, its affiliates or its joint ventures, and accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Company without giving rise to liability on the part of the Company, its parent, its subsidiaries, its affiliates or its joint ventures for severance. Except as may be otherwise specifically stated in any other employee benefit plan, policy or program, neither any Incentive under this Plan nor any amount realized from any such Incentive shall be treated as compensation for any purposes of calculating an employee’s benefit under any such plan, policy or program.

4.    Term of the Plan

This Plan shall be effective as of May 1, 2003, subject to the approval of the Plan by the affirmative vote of the stockholders of the Company entitled to vote thereon at the time of such approval. No Incentive shall be granted under the Plan after April 30, 2013, but the term and exercise of Incentives granted theretofore may extend beyond that date.

5.    Incentives

Incentives under the Plan may be granted in any one or a combination of (a) Incentive Stock Options, (b) Nonqualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock Grants, (e) Performance Shares, (f) Share Awards and (g) Phantom Stock Awards (collectively “Incentives”). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee.

6.    Shares Available for Incentives

(a) Shares Available.    Subject to the provisions of Section 6(c), the maximum number of shares of Common Stock of the Company that may be issued under the Plan is 115 million. Any shares under this Plan or under the predecessor Incentive Stock Plans that are not purchased or awarded under an Incentive that has lapsed, expired, terminated or been canceled, may be used for the further grant of Incentives under the Plan. Incentives and similar awards issued by an entity that is merged into or with the Company, acquired by the Company or otherwise involved in a similar corporate transaction with the Company are not considered issued under this Plan. Shares under this Plan may be delivered by the Company from its authorized but unissued shares of Common Stock or from issued and reacquired Common Stock held as treasury stock, or both. In no event shall fractional shares of Common Stock be issued under the Plan.

(b) Limit on an Individual’s Incentives.    In any calendar year, no Eligible Employee may receive (i) Incentives covering more than 3 million shares of the Company’s Common Stock (such number of shares shall be adjusted in accordance with Section 6(c)), or (ii) any Incentive if such person owns more than 10 percent of the stock of the Company within the meaning of Section 422 of the Code, or (iii) any Incentive Stock Option, as defined in Section 422 of the Code, that would result in such person receiving a grant of Incentive Stock Options for stock that would have an aggregate fair market value in excess of $100,000, determined as of the time that the Incentive Stock Option is granted, that would be exercisable for the first time by such person during any calendar year.

(c) Adjustment of Shares.    In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Committee, the Committee shall make such adjustments, if any, as it may deem appropriate in (i) the number and kind of shares authorized for issuance under the Plan, (ii) the number and kind of shares subject to outstanding Incentives, (iii) the option price of Stock Options and (iv) the fair market value of Stock Appreciation Rights, provided that fractions of a share will be rounded down to the nearest whole share (other than for Incentive Stock Options). Any such determination shall be final, binding and conclusive on all parties.

7.    Stock Options

The Committee may grant options qualifying as Incentive Stock Options as defined in Section 422 of the Code, and options other than Incentive Stock Options (“Nonqualified Options”) (collectively “Stock Options”). Such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Stock Option Price.    The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 100 percent of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee.

(b) Period of Stock Option.    The period of each Stock Option shall be fixed by the Committee, provided that the period for all Stock Options shall not exceed ten years from the grant, provided further, however, that, in the event of the death of an Optionee prior to the expiration of a Nonqualified Option, such Nonqualified Option may, if the Committee so determines, be exercisable for up to eleven years from the date of the grant. The Committee may, subsequent to the granting of any Stock Option, extend the term thereof, but in no event shall the extended term exceed ten years from the original grant date.

(c) Exercise of Stock Option and Payment Therefore.    No shares shall be issued until full payment of the option price has been made. The option price may be paid in cash or, if the Committee determines, in shares of Common Stock or a combination of cash and shares of Common Stock. If the Committee approves the use of shares of Common Stock as a payment method, the Committee shall establish such conditions as it deems appropriate for the use of Common Stock to exercise a Stock Option. Stock Options awarded under the Plan shall be exercised through such procedure or program as the Committee may establish or define from time to time, which may include a designated broker that must be used in exercising such Stock Options. The Committee may establish rules and procedures to permit an optionholder to defer recognition of gain upon the exercise of a Stock Option.

(d) First Exercisable Date.    The Committee shall determine how and when shares covered by a Stock Option may be purchased. The Committee may establish waiting periods, the dates on which Stock Options become exercisable or “vested” and, subject to paragraph (b) of this section, exercise periods. The Committee may accelerate the exercisability of any Stock Option or portion thereof.

(e) Termination of Employment.    Unless determined otherwise by the Committee, upon the termination of a Stock Option grantee’s employment (for any reason other than gross misconduct), Stock Option privileges shall be limited to the shares that were immediately exercisable at the date of such termination. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee’s employment may become exercisable in accordance with a schedule determined by the Committee. Such Stock Option privileges shall expire unless exercised within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

(f) Termination Due to Misconduct.    If a Stock Option grantee’s employment is terminated for gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon the date of such termination.

(g) Limits on Incentive Stock Options.    Except as may otherwise be permitted by the Code, an Eligible Employee may not receive a grant of Incentive Stock Options for stock that would have an aggregate fair market value in excess of $100,000 (or such other amount as the Internal Revenue Service may decide from time to time), determined as of the time that the Incentive Stock Option is granted, that would be exercisable for the first time by such person during any calendar year.

8.    Stock Appreciation Rights

The Committee may, in its discretion, grant a right to receive the appreciation in the fair market value of shares of Common Stock (“Stock Appreciation Right”) either singly or in combination with an underlying Stock Option granted hereunder. Such Stock Appreciation Right shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Time and Period of Grant.    If a Stock Appreciation Right is granted with respect to an underlying Stock Option, it may be granted at the time of the Stock Option grant or at any time thereafter but prior to the expiration of the Stock Option grant. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, at the time the Stock Appreciation Right is granted the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Stock Option. In no event shall the exercise period for a Stock Appreciation Right granted with respect to an underlying Stock Option exceed the exercise period for such Stock Option. If a Stock Appreciation Right is granted without an underlying Stock Option, the period for exercise of the Stock Appreciation Right shall be set by the Committee.

(b) Value of Stock Appreciation Right.    If a Stock Appreciation Right is granted with respect to an underlying Stock Option, the grantee will be entitled to surrender the Stock Option which is then exercisable and receive in exchange therefor an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender is received by the Company in accordance with exercise procedures established by the Company over the Stock Option price (the “Spread”) multiplied by the number of shares covered by the Stock Option which is surrendered. If a Stock Appreciation Right is granted without an underlying Stock Option, the grantee will receive upon exercise of the Stock Appreciation Right an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender such Stock Appreciation Right is received by the Company in accordance with exercise procedures established by the Company over the fair market value of the Common Stock on the date of grant multiplied by the number of shares covered by the grant of the Stock Appreciation Right. Notwithstanding the foregoing, in its sole discretion the Committee at the time it grants a Stock Appreciation Right may provide that the Spread covered by such Stock Appreciation Right may not exceed a specified amount.

(c) Payment of Stock Appreciation Right.    Payment of a Stock Appreciation Right shall be in the form of shares of Common Stock, cash or any combination of shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

9.    Performance Share Awards

The Committee may grant awards under which payment may be made in shares of Common Stock, cash or any combination of shares and cash if the performance of the Company or its parent or any subsidiary, division, affiliate or joint venture of the Company selected by the Committee during the Award Period meets certain goals established by the Committee (“Performance Share Awards”). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Award Period and Performance Goals.    The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made (“Award Period”). The Committee also shall establish performance objectives (“Performance Goals”) to be met by the Company, its parent, subsidiary, division, affiliate or joint venture of the Company during the Award Period as a condition to payment of the Performance Share Award. The Performance Goals may include share price, pre-tax profits, earnings per share, return on stockholders’ equity, return on assets, sales, net income or any combination of the foregoing or, solely for an Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

(b) Payment of Performance Share Awards.    The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum payment. The Performance Share Award shall be expressed in terms of shares of Common Stock and referred to as “Performance Shares.” After the completion of an Award Period, the performance of the Company, its parent, subsidiary, division, affiliate or joint venture of the Company shall be measured against the Performance Goals, and the Committee shall determine, in accordance with the terms of such Performance Share Award, whether all, none or any portion of a Performance Share Award shall be paid. The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash. Any cash payment shall be based on the fair market value of Performance Shares on, or as soon as practicable prior to, the date of payment. The Committee may establish rules and procedures to permit a grantee to defer recognition of income upon the attainment of a Performance Share Award.

(c) Revision of Performance Goals.    As to any Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, at any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company, its parent, subsidiary, division, affiliate or joint venture of the Company and which, in the judgment of the Committee, make the application of the Performance Goals unfair unless a revision is made.

(d) Requirement of Employment.    A grantee of a Performance Share Award must remain in the employ of the Company, its parent, subsidiary, affiliate or joint venture until the completion of the Award Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its discretion, provide for a full or partial payment where such an exception is deemed equitable.

(e) Dividends.    The Committee may, in its discretion, at the time of the granting of a Performance Share Award, provide that any dividends declared on the Common Stock during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee.

(f) Limit on Performance Share Awards.    Incentives granted as Performance Share Awards under this section, Restricted Stock Grants under Section 10 and Other Share Based Awards under Section 11 shall not exceed, in the aggregate, 12 million shares of Common Stock (such number of shares shall be adjusted in accordance with Section 6(c)).

10.    Restricted Stock Grants

The Committee may award shares of Common Stock to an Eligible Employee, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe (“Restricted Stock Grant”):

(a) Requirement of Employment.    A grantee of a Restricted Stock Grant must remain in the employment of the Company during a period designated by the Committee (“Restriction Period”) in order to retain the shares under the Restricted Stock Grant. If the grantee leaves the employment of the Company prior to the end of the Restriction Period, the Restricted Stock Grant shall terminate and the shares of Common Stock shall be returned immediately to the Company provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restriction Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable.

(b) Restrictions on Transfer and Legend on Stock Certificates.    During the Restriction Period, the grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock. Each certificate for shares of Common Stock issued hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.

(c) Escrow Agreement.    The Committee may require the grantee to enter into an escrow agreement providing that the certificates representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

(d) Lapse of Restrictions.    All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met. The grantee shall then be entitled to have the legend removed from the certificates. The Committee may establish rules and procedures to permit a grantee to defer recognition of income upon the expiration of the Restriction Period.

(e) Dividends.    The Committee shall, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restriction Period.

(f) Performance Goals.    The Committee may designate whether any Restricted Stock Grant is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Restricted Stock Grant designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Goals (as defined in Section 9(a)), to the extent required by Section 162(m).

(g) Limit on Restricted Stock Grant.    Incentives granted as Restricted Stock Grants under this section, Performance Share Awards under Section 9 and Other Share Based Awards under Section 11 shall not exceed, in the aggregate, 12 million shares of Common Stock (such number of shares shall be adjusted in accordance with Section 6(c)).

11.    Other Share-Based Awards

The Committee may grant an award of shares of common stock (a “Share Award”) to any Eligible Employee on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Employee or may be in lieu of cash or other compensation to which the Eligible Employee is entitled from the Company. Incentives granted as Share Based Awards under this section, Performance Share Awards under Section 9 and Restricted Stock Grants under Section 10 shall not exceed, in the aggregate, 12 million shares of Common Stock (such number of shares shall be adjusted in accordance with Section 6(c)).

12.    Transferability

Each Incentive Stock Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution; each other Incentive granted under the Plan will not be transferable or assignable by the recipient, and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Committee in accordance with regulations promulgated under the Securities Exchange Act of 1934, or any other applicable law or regulation. Notwithstanding the foregoing, the Committee, in its discretion, may adopt rules permitting the transfer, solely as gifts during the grantee’s lifetime, of Stock Options (other than Incentive Stock Options) to members of a grantee’s immediate family or to trusts, family partnerships or similar entities for the benefit of such immediate family members. For this purpose, immediate family member means the grantee’s spouse, parent, child, stepchild, grandchild and the spouses of such family members. The terms of a Stock Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the grantee.

13.    Discontinuance or Amendment of the Plan

The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not, without the consent of the grantees affected, revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. Unless approved by the Company’s stockholders or as otherwise specifically provided under this Plan, no adjustments or reduction of the exercise price of any outstanding Incentives shall be made in the event of a decline in stock price, either by reducing the exercise price of outstanding Incentives or through cancellation of outstanding Incentives in connection with regranting of Incentives at a lower price to the same individual.

14.    No Limitation on Compensation

Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

15.    No Constraint on Corporate Action

Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 13, to limit the right or power of the Company, its parent, or any subsidiary, affiliate or joint venture to take any action which such entity deems to be necessary or appropriate.

16.    Withholding Taxes

The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Eligible Employee to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow an Eligible Employee to pay the amount of taxes required by law to be withheld from an

Incentive by withholding from any payment of Common Stock due as a result of such Incentive, or by permitting the Eligible Employee to deliver to the Company, shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

17.    Compliance with Section 16

With respect to Eligible Employees subject to Section 16 of the Exchange Act (“Section 16 Officers”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent that compliance with any Plan provision applicable solely to the Section 16 Officers is not required in order to bring a transaction by such Section 16 Officer into compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Committee and its delegees. To the extent any provision of the Plan or action by the Plan administrators involving such Section 16 Officers is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Section 16 Officers, to the extent permitted by law and deemed advisable by the Plan administrators.

18.    Use of Proceeds

The proceeds received by the Company from the sale of stock under the Plan shall be added to the general funds of the Company and shall be used for such corporate purposes as the Board of Directors shall direct.

19.    Governing Law

The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws.

20.    Offset and Suspension of Exercise

Anything to the contrary in the Plan notwithstanding, the Plan administrators may (i) offset any Incentive by amounts reasonably believed to be owed to the Company by the grantee and (ii) disallow an Incentive to be exercised or otherwise payable during a time when the Company is investigating reasonably reliable allegations of gross misconduct by the grantee.

YOUR VOTE IS IMPORTANT VOTE BY TELEPHONE / INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY PHONE:	Call TOLL-FREE: 1-888-297-9639 • Use any touch-tone telephone. • Have your proxy card ready. • Enter your Control Number located in the box below. • Follow the simple recorded instructions.

VOTE BY INTERNET:

The Web Address is: http://www.proxyvoting.com/merck

•   Go to the web address listed above.

•   Have your proxy card ready.

•   Enter your Control Number located in the box below.

•   Follow the simple instructions that appear on your computer screen.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 12:01 A.M. ON APRIL 22, 2003.

CONTROL NUMBER FOR TELEPHONE / INTERNET VOTING

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET Ú

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

1.	Election of Directors – The Board of Directors recommends a vote FOR the nominees listed below:

Nominees:	01 - Lawrence A. Bossidy* 03 - William B. Harrison, Jr.* 05 - Heidi G. Miller*	02 - Johnnetta B. Cole* 04 - William N. Kelley*

*Term expiring 2006

FOR all nominees listed	WITHHOLD AUTHORITY to vote for all nominees listed	EXCEPTIONS
☐	☐	☐

To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

Exceptions

To cumulate votes as to a particular nominee(s) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s).

Cumulate

	FOR	AGAINST	ABSTAIN
2. Ratification of the Appointment of Independent Public Accountants	☐	☐	☐

3. Adoption of the 2003 Incentive Stock Plan	☐	☐	☐

The Board of Directors recommends a vote AGAINST Items 4, 5, 6 and 7.

	FOR	AGAINST	ABSTAIN
4. Stockholder Proposal Concerning Annual Election of Directors	☐	☐	☐

5. Stockholder Proposal Concerning Director Nominees	☐	☐	☐

6. Stockholder Proposal Concerning Extension of Prescription Drug Patents	☐	☐	☐

7. Stockholder Proposal Concerning Ethical and Social Performance of the Company	☐	☐	☐

Proxy Card

I plan to attend the Annual Meeting.	☐

I would like to access future Proxy Statements and Annual Reports electronically (as described in the enclosed document).	☐

Please sign exactly as name or names appear on this Proxy Card. When signing as attorney, executor, administrator, trustee, custodian or guardian, give full title. If there is more than one named stockholder, all should sign unless evidence of authority to sign on behalf of others is attached.

Dated:

Signature of Stockholder

Signature of Stockholder

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

ADMISSION TICKET

Annual Meeting of Stockholders

Tuesday, April 22, 2003, 2:00 p.m.

Edward Nash Theatre, Raritan Valley Community College

Route 28 and Lamington Road, North Branch, New Jersey

Follow Raritan Valley Community College signs at Exit 26 on Interstate 78 and on Route 22 in North Branch. Enter Raritan Valley Community College at Lamington Road entrance. Proceed to Parking Lot 5, which is reserved for Merck stockholders. A continuous shuttle bus service from the parking lot to the Theatre will be available.

This ticket admits the named Stockholder(s) and one guest.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RAYMOND V. GILMARTIN, KENNETH C. FRAZIER and CELIA A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 22, 2003, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated (including the power to vote cumulatively in the election of directors), and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR Items 1, 2 and 3 and AGAINST Items 4, 5, 6 and 7.

(Continued, and to be signed and dated on the reverse side.)